Exhibit 99.2
                                                               EXECUTION VERSION

                     AMENDED AND RESTATED GUARANTY AGREEMENT

      THIS AMENDED AND RESTATED GUARANTY AGREEMENT (this "Guaranty") is made effective as of the 16th day of March, 2008, by JPMORGAN CHASE & CO. (the "Guarantor"), a Delaware corporation headquartered in New York, New York.

      WHEREAS, the Guarantor is a party to an Agreement and Plan of Merger with The Bear Stearns Companies Inc. ("BSC"), dated as of March 16, 2008 (as amended from time to time, the "Acquisition Agreement");

      WHEREAS, as a condition precedent to entering into the Acquisition Agreement, BSC requested that the Guarantor enter into a guaranty;

      WHEREAS, the Guarantor entered into a Guaranty Agreement dated March 16, 2008 (the "Original Guaranty") and is entering into this Amended and Restated Guaranty Agreement at the request of the Covered BSC Entities (as defined below) to replace and make certain clarifications and additions to the Original Guaranty (without in any way limiting the scope of any guaranties provided under the Original Guaranty);

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Guarantor agrees as follows:

      1. The Guarantor hereby unconditionally guaranties the due and punctual payment of all Covered Liabilities of the Covered BSC Entities on the terms set forth herein.

      2. As used in this Guaranty:

      (a) The term "Covered BSC Entities" means BSC and the affiliates of BSC listed on Schedule 1 hereto. For the avoidance of doubt, Covered BSC Entities does not include (x) any successor, assign or transferee of BSC or the entities listed on Schedule 1, which successor, assign or transferee is not an affiliate of the Guarantor, or (y) any subsidiary, affiliate, fund, special purpose entity, variable interest entity, investment vehicle or other entity owned (directly or indirectly), affiliated with or organized, promoted, sponsored, managed or otherwise administered in any manner by BSC or any BSC affiliate listed on Schedule 1 or in which BSC or any such BSC affiliate has or has had a legal or beneficial interest or to which BSC or any such affiliate has or has had economic exposure, in the case of each of the foregoing clauses (x) and (y) unless such entity is listed on Schedule 1.

      (b) The term "Covered Liabilities" means:


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(1) all liabilities and obligations under revolving credit facilities, letters of credit and letter of credit facilities, term loan facilities, lines of credit (including without limitation in connection with Trading Contract activities) or uncommitted loan facilities, in each case whether secured or unsecured (whether absolute or contingent, liquidated or unliquidated, intraday/daylight, overnight, short or long term) of the Covered BSC Entities in respect of extensions of credit to a Covered BSC Entity made prior to the date hereof, made during the Guaranty Period, made at any time pursuant to a commitment in effect as of the date hereof or made at any time pursuant to a commitment entered into during the Guaranty Period (in each case without giving effect to any amendment of such commitment entered into after the Guaranty Period);

(2) all liabilities and obligations (whether absolute or contingent, liquidated or unliquidated, intraday/daylight, overnight, short or long term) of the Covered BSC Entities that arise from transactions that have been entered into prior to the date hereof and all liabilities and obligations (whether absolute or contingent, liquidated or unliquidated, intraday/daylight, overnight, short or long term) of the Covered BSC entities that arise from transactions that are entered into during the Guaranty Period, in each case to the extent (and only to the extent) that such liabilities or obligations arise under the terms of: prime brokerage agreements and accounts, securities lending agreements, custodial and carrying agreements, securities accounts and securities contracts (including but not limited to contracts and related accounts for the purchase, sale, loan or borrowing of a security or loan or a group or index of securities or loans, or options with respect thereto or interests therein), commodity contracts (including but not limited to contracts for storage, capacity, transmission, freight, transportation and other ancillary services and products), forward contracts, futures contracts, tolling agreements, energy management agreements, repurchase or reverse repurchase agreements, swap agreements, foreign exchange and currency contracts, options or other derivatives (whether or not such derivative contracts are financially or physically settled), settlement or clearing agreements and arrangements (including but not limited to clearance or settlement for or by the Covered BSC Entities and membership or participation in any settlement or clearing system, organization or structure), margin loan agreements, other contracts or transactions similar to any of the foregoing, any customary brokerage commission with respect to the foregoing, any contractual obligation to provide collateral or margin in respect of any of the foregoing or any obligation under a guaranty of any of the foregoing (all of the foregoing in this subsection 2(b)(2) collectively, whether exchange-traded or over-the-counter, whether pursuant to a master agreement, confirmation or otherwise and whether settled in cash, securities or otherwise, the "Trading Contracts"); and

(3) all obligations to deliver cash, securities or other property then held by an applicable Covered BSC Entity to customers pursuant to instructions delivered to the applicable Covered BSC Entity during the Guaranty Period pursuant to agreements or arrangements that provide for the customary custody or safekeeping of cash, securities or other property;


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provided, however, that Covered Liabilities shall not include (i) any liability or obligation of any kind or nature arising from a transaction entered into after the expiration of the Guaranty Period (other than to the extent provided in clause 2(b)(i) above with respect to extensions of credit made after the Guaranty Period pursuant to commitments entered into prior to or during the Guaranty Period), or (ii) any liability or obligation of any kind or nature with respect to the Trading Contracts other than the obligation to pay or perform, as applicable, the express terms thereof, it being understood that liabilities in respect of compliance or noncompliance with law or regulation, any actual or asserted non-contractual breach of duty and any claim relating in any way to asset allocation or investment advice shall all be deemed not to have arisen under the express terms of the applicable Trading Contract.

      (c) The term "Guaranty Period" means the period commencing on the date hereof and ending on the End Date.

      (d) The term "End Date" means the date specified by Guarantor in a public notice posted on Guarantor's website at http://investor.shareholder.com/jpmorganchase/ presentations.cfm, which date shall be no earlier than the first to occur of (i) the date that is 120 days following the failure of BSC to receive the approval of BSC's stockholders required by Section 7.1(a) of the Acquisition Agreement at a duly held meeting of BSC stockholders convened for the purpose of approving and adopting the Acquisition Agreement, (ii) the date that is 120 days following closing of the transactions contemplated in the Acquisition Agreement and (iii) the date of termination of the Acquisition Agreement pursuant to Section 8.1 thereof, other than pursuant to Section 8.1(f) . The Guarantor agrees that it shall post the End Date on its website at least 72 hours prior to the occurrence of the End Date.

      3. Notwithstanding any other provision hereof, this Guaranty and the obligations of the Guarantor hereunder shall terminate and be of no further force or effect (and the Guarantor shall have no further liability hereunder) on and as of the termination of the Acquisition Agreement pursuant to Section 8.1(e)(i) thereof. For the avoidance of doubt, the termination of the Acquisition Agreement, other than pursuant to Section 8.1(e)(i), shall not affect or impair the effectiveness of the guaranty provided herein with respect to the Covered Liabilities of the Covered BSC Entities guarantied hereunder or the obligations of the Guarantor hereunder with respect thereto.

      4. The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of (i) the enforceability of the Covered Liabilities against the applicable Covered BSC Entity as a result of a bankruptcy, insolvency or like proceeding or otherwise, (ii) the absence of any action to enforce the Covered Liabilities against the applicable Covered BSC Entity, (iii) any amendment, waiver or consent by the applicable Covered BSC Entity or the holder of a Covered Liability with respect to any provision thereof or (iv) any other circumstance that might otherwise constitute a legal or


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equitable discharge or defense of a surety or guarantor. The Guarantor hereby waives promptness, diligence, presentment, demand of payment (provided that the Guarantor may require confirmation by BSC or the applicable Covered BSC Entity that the Covered Liability is due and payable and has not been otherwise satisfied), filing of claims with any court, any right to require a proceeding first against the applicable Covered BSC Entity, protest or notice with respect to the applicable Covered Liability and all demands whatsoever, and the Guarantor hereby covenants that this Guaranty will not be discharged except by complete performance or payment of the obligations contained in the applicable Covered Liability and in this Guaranty in accordance with the terms thereof and hereof, respectively.

      5. The Guarantor shall be subrogated to all rights against the applicable Covered BSC Entity in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guaranty; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, such right of subrogation until the applicable Covered Liabilities shall have been paid in full.

      6. This Guaranty is a guaranty of payment when due and not of collection. This Guaranty shall continue to be effective, or be reinstated, as the case may be, in respect of any Covered Liabilities if at any time payment, or any part thereof, of said Covered Liabilities is rescinded or must otherwise be restored or returned by the applicable Covered BSC Entity or any trustee for the applicable Covered BSC Entity, all as though such payments had not been made. This Guaranty may be enforced directly by the holder of a Covered Liability against the Guarantor exclusively in the courts of the state of New York or in the United States District Court for the Southern District of New York.

      7. The obligations of the Guarantor hereunder shall not affect, impair or limit any right of any Covered BSC Entity or any director, officer or employee thereof under any insurance program, policy or contract, or release, limit the liability of, or otherwise inure to the benefit of any insurer thereunder.

      8. All notices and other communications provided for hereunder shall be in writing and telecopied to the Guarantor at:

                JPMorgan Chase & Co.
                270 Park Avenue
                New York, New York 10017
                212-270-0819 (fax)
                Attention: Peter W. Smith

with a copy to:

                JPMorgan Chase & Co.


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                270 Park Avenue
                New York, New York 10017
                212-270-3261 (fax)
                Attention: General Counsel

      9. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.


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      IN WITNESS WHEREOF JPMorgan Chase & Co. has caused the execution hereof in its corporate name by its duly authorized officer.

                JPMORGAN CHASE & CO.


                By: /s/ James Dimon
                    -----------------------------
                      James Dimon
                      Chairman and Chief Executive Officer


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              Schedule 1 to Amended and Restated Guaranty Agreement


Covered BSC Entity
------------------
The Bear Stearns Companies Inc.
Bear, Stearns & Co. Inc.
Bear, Stearns Securities Corp.
Bear, Stearns International Limited
Bear Stearns Bank plc
Bear Stearns Global Lending Limited
Custodial Trust Company
Bear Stearns Financial Products Inc.
Bear Stearns Capital Markets Inc.
Bear Stearns Credit Products Inc.
Bear Stearns Forex Inc.
EMC Mortgage Corporation
Bear Stearns Commercial Mortgage, Inc.
Bear Energy LP
Bear Stearns Investment Products Inc.
Bear Wagner
Bear Stearns Japan Ltd.
Bear Stearns Singapore Pte.
Bear Stearns Asia Limited
Delta Power Corp.
Bear Stearns Asset Management Inc.
Bear Stearns Asset Management Ltd.
Plymouth Park Tax Services LLC
Bear Stearns Mortgage Capital Corporation
Madison Tax Capital LLC
Bear Stearns Funding Inc.
Bear Stearns International Trading Limited


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Bear Stearns Hong Kong Ltd.
BE Allegheny LLC
BE CA LLC
BE Ironwood LLC
BE Red Oak LLC
BE Louisiana LLC
BE Alabama LLC
BE KJ LLC
Mohawk River Funding I LLC
Cedar Brakes I, LLC
Cedar Brakes II, LLC
BSTJ Inc.
BSMA Limited

Other trading and operating entities to be mutually agreed and to be added to this Schedule by posting to Guarantor's website at http://investor.shareholder.com/jpmorganchase/presentations.cfm


                        Schedule 1 to Guaranty Agreement

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